Exhibit 99.01

Press Contacts:

Zenobia Austin Opsware Inc. 408-212-5220 zenobia@opsware.com	Robert Nachbar Barokas Public Relations 206-344-3140 robert@barokas.com	Ken Tinsley Opsware IR 408-212-5241 ir@opsware.com

EDS EXTENDS COMMITMENT TO OPSWARE

EDS Signs $50 Million Agreement with Five Annually Renewable Terms Totaling an Additional $95 Million

Sunnyvale, CA – August 24, 2004 — Opsware Inc. (NASDAQ: OPSW), the leading provider of IT automation and utility computing software, today announced that EDS signed an additional $50 million agreement with Opsware, with an incremental $95 million of renewable options over five years, for a potential total of $145 million. EDS’ initial $52 million, three-year commitment to Opsware goes through August 2005 and remains unchanged. Recognizing tremendous value and client satisfaction from Opsware automation software just two years into that initial contract, EDS chose to invest further in Opsware products and services. The new agreement extends EDS’ commitment through March 2008, with five annually renewable terms beginning at that point.

“Opsware software has proven to be a best-in-class solution, helping EDS deliver on the promise of automation and the requirement for a flexible, scalable, agile, cost-efficient infrastructure… all of which are key ingredients in a global utility computing service,” said Larry Lozon, vice president, EDS Hosting Services. “Together, EDS and Opsware have improved the quality and efficiency of hosting services by automating the entire environment of managed enterprise software, and the IT infrastructure upon which applications and Web sites run.”

EDS has already deployed the Opsware System in data centers across North America and Europe. Data center automation is a key component to EDS’ Agile Enterprise platform – a network-based utility architecture built in collaboration with its partners. EDS data centers utilizing Opsware software benefit from complete automation of operations including server provisioning, system configuration, patching, disaster recovery and configuration management.

“The fact that EDS has renewed its commitment to Opsware demonstrates the importance of IT automation and the value they’ve already realized with the Opsware software,” said Ben Horowitz, president and CEO of Opsware Inc. “Opsware is enabling EDS to provide superior service and respond more rapidly to their customers needs. With this agreement, EDS’ deployment of Opsware continues to be the largest commercial deployment of IT automation software.”

Management will provide further details about the deal on its quarterly earnings call scheduled for tomorrow, August 25, 2004, at 1:30 p.m. PT (4:30 p.m. ET). Interested parties may access the call by dialing (913) 981-4900. A live audio version and replay of the conference call will be available on the Investor Relations section of Opsware’s web site at http://investor.opsware.com.

About Opsware Inc (NASDAQ: OPSW)

Opsware Inc. is the world’s leading IT automation and utility computing software company. The growth of the Internet is driving a shift from client/server computing to Web architecture. With this shift comes an overwhelming proliferation of servers and applications, creating massive complexity that makes an automated IT model a necessity. The Opsware System automates the complete IT lifecycle and delivers utility computing by enabling IT to automatically provision, patch, configure, secure, change, scale, audit, recover, consolidate, migrate, and reallocate servers and applications. Over 250 of the world’s largest companies, outsourcers and government agencies use Opsware to deliver this new, automated model of IT. For more information on Opsware Inc., please visit our Web site at www.opsware.com.

This press release contains forward-looking statements within the meaning of the federal securities laws regarding the renewal of our agreement with EDS, the market for our software and our opportunities in that market. These forward-looking statements are based on current information and expectations and are subject to risks and uncertainties that could cause actual events or results to differ materially from these statements, including, but not limited to: our operating results are largely dependent upon our relationship with EDS and any deterioration in our relationship with EDS could adversely affect our business and revenues, including the possibility that EDS would elect not to annually renew our license agreement with them, a our experience operating as a software company is limited, we may not release our software products on time and these products may not perform as described or as hoped, future revenue from sales of our software is uncertain, and we may continue to incur significant operating losses as we develop our products. Additional information about these and other risks and uncertainties that could cause actual events or results to differ materially from those in any forward-looking statement is contained under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-Q for the quarterly period ended April 30, 2004 that we filed with the Securities and Exchange Commission, and subsequent filings with the SEC. We assume no obligation to update the information in this press release, to revise any forward-looking statements or to update the reasons actual events or results could differ materially from those anticipated in the forward-looking statements.

Opsware is a service mark and trademark of Opsware Inc. All other product names, service marks, and trademarks mentioned herein are trademarks of their respective owners.